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                                 "ARTICLE IX.                      EXHIBIT 3(a)

                                   Treasurer

       The Treasurer shall have custody of, and shall manage and invest, all moneys and securities of the Corporation, and shall have such powers and duties as generally pertain to the office of Treasurer.
       To the extent not invested, the Treasurer shall deposit all moneys in such banks or other places of deposit as the Board of Directors may from time to time designate or as may be designated by any officer or officers of the Corporation so authorized by resolution of the Board of Directors. Unless otherwise provided by the Board of Directors, all checks, drafts, notes and other orders for the payment of money from a disbursing account shall be signed by the Treasurer or such person or persons as may be designated by name by the Treasurer in writing. The Treasurer's signature and, if authorized by the Treasurer in writing, the signature of such person or persons as may be designated by the Treasurer as provided above, to a check, draft, note or other order for the payment of money from a disbursing account may be by facsimile or other means. Procedures for withdrawal of moneys from accounts other than disbursing accounts shall require the approval and signature of the Treasurer, an assistant treasurer or such person or persons as may be designated by name by the Treasurer in writing and also of the Controller, an assistant controller or such person




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or persons as may be designated by name by the Controller in writing.

       The Treasurer shall have such other powers and perform such other duties as may be assigned by the Board of Directors. The Chief Financial Officer of the Corporation shall have all of the powers granted to the Treasurer under these by-laws, including the power to sign any check, draft, note or other order for the payment of money from a disbursing account, including by facsimile signature or other means.


                                   ARTICLE X.

                                   Controller
       The Controller shall have general charge of the Accounting Department of the Corporation and its controlled companies. He shall prescribe and supervise a system of accounting and internal auditing that shall be adopted and followed by the Corporation and its controlled companies. He, or some other person or persons designated by him by name, in writing, shall prepare and certify all vouchers and payrolls. As provided in Article IX, procedures for withdrawal of moneys from accounts other than disbursing accounts shall require the approval and signature of the Controller, an assistant controller or such person or persons as may be designated by name by the Controller in writing. The Controller shall at the close of each month present for the information of the Board of Directors a complete



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statement of the Corporation's financial affairs and of its operations for the preceding month and for the months elapsed since the commencement of the fiscal year. He shall also present full statements of the properties owned and controlled by the Corporation, under appropriate headings, as the Board of Directors may at any time require. He shall carefully preserve and keep in his custody in the office of the Corporation, contracts, leases, assignments and other valuable instruments in writing. He shall be charged with the duty of verification of all property of the Corporation and of its controlled companies and the supervision of the taking of all inventories."



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